Exhibit (10.1) Comerica Incorporated Employee Stock Purchase Plan

Original Plan approved by the Compensation Committee on 11/15/96
This First Amended and Restated Plan approved by the Compensation Committee on 7/21/03
This First Amended and Restated Plan approved by the Board of Directors on 7/22/03

COMERICA INCORPORATED

FIRST AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE

PLAN

ARTICLE I.

INTRODUCTION

     1.1   Purpose and Establishment. The Board believes that the interests of the Company are served through share ownership of the Company by its employees. Such ownership strengthens the sense of identity between the Company and its employees, and furthers a unity of purpose among the Company, its employees and its shareholders. It is the purpose of this Plan to provide a convenient means through which employees of the Company and its selected subsidiaries may acquire shares in the Company.

     1.2   Term of Plan. The operation of this Plan shall commence on April 1, 1997 and shall continue indefinitely until terminated by the Company.

     1.3   Company Shares. The aggregate number of Company Shares which may be purchased under the Plan shall not exceed 5,000,000, provided, however, that in the event the number of outstanding Company Shares changes as a result of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution made to common stockholders other than cash dividends, the number or kind of shares that may be purchased under the Plan pursuant to this Section 1.3 shall be automatically adjusted, and the Committee shall be authorized to make such other equitable adjustments as it deems necessary so that the value of the interest of the Participants shall not be decreased by reason of the occurrence of such event. Any such adjustment shall be conclusive and binding.

     1.4   Supplements. From time to time supplements may by amendment be attached to and from a part of this Plan and shall be given the same effect that such provision would have if it was incorporated within the basic text of the Plan. Such supplements may modify or supplement the provisions of the Plan as they apply to particular groups of Employees or groups of Participants, shall specify the persons affected by such supplements and shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan provisions and the provisions of such supplements.

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ARTICLE II.

DEFINITIONS AND CONSTRUCTION

     2.1   Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below.

A.	“Account” means an account established for each Participant under the Plan to hold Company Shares acquired for the Participant’s account with Payroll Withholding Contributions, Other Permitted Contributions, Service Award Contributions, Matching Contributions, Account Retention Contributions and Reinvested Cash Dividends.

B.	“Beneficiary” means the Participant’s spouse or the individual(s) designated by the Participant as recipient(s) of the balance of the Participant’s Account at the time of the Participant’s death.

C.	“Bi-Weekly Base Pay” means the gross amount of cash compensation a Participant receives during each bi-weekly pay period, including base pay, incentive compensation paid through the Management Incentive Plan or through a specific business unit incentive plan, referral awards, ROAR payments, overtime, shift differential and commissions, and effective as of January 22, 1999, Bi-Weekly Base Pay shall include lump sum merit bonuses. Bi-Weekly Base Pay shall not include any amount which is deferred under the Deferred Compensation Plan.

D.	“Board” means the Board of Directors of Comerica Incorporated.

E.	“Code” means the Internal Revenue Code of 1986, as amended. All references to sections of the Code shall be deemed to refer to any successor provisions to such sections.

F.	“Committee” means the committee appointed by the Board to administer the Plan as provided herein. Unless otherwise determined by the Board, the Compensation Committee of the Board shall be the Committee.

G.	“Company” means Comerica Incorporated, a Delaware corporation. For purposes of Plan provisions relating to eligibility to participate or receive or make contributions, it shall also include subsidiaries and affiliates of the Company.

H.	“Company Shares” means shares of $5.00 par value common stock of the Company.

I.	“Custodian Bank” means Comerica Bank, a Michigan banking corporation, or such other institution as may be appointed by the Company to hold Company Shares in Accounts of Participants under the Plan.

J.	“Deferred Compensation Plan” means the 1999 Comerica Incorporated Deferred Compensation Plan, or any plan adopted by the Company as a successor to such plan.

K.	“Disability” has the meaning set forth in Section 4.4 hereof.

L.	“Employee” means an individual who renders service to the Company as a common law employee or officer; provided, however, that for purposes of the Plan, non-resident aliens shall not be considered Employees and shall not be eligible to participate in the Plan, except as otherwise designated by the Committee or the Plan Administrator.

M.	“Entry Date” means, with respect to an Employee, the Employee’s date of hire or any day of any month thereafter during any Plan Year.

N.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

O.	“Matching Contribution” means, subject to the limitations of Section 4.3 hereof, a contribution by the Company, the gross amount of which shall equal 15% of the aggregate amount of Payroll Withholding Contributions, Service Award Contributions and/or Other Permitted

Contributions made during the previous quarter. The Matching Contribution, net of all applicable withholding and deductions, shall be used to purchase Company Shares.

P.	“Other Permitted Contribution” means a non-periodic contribution of a Participant to the Plan pursuant to guidelines approved by the Committee or the Plan Administrator.

Q.	“Participant” means an Employee who is currently contributing to the Plan or for whom an Account is maintained under the Plan if the Employee has ceased his or her contributions.

R.	“Payroll Withholding Contribution” means a contribution of a Participant under the Plan equal to the percentage of the Participant’s gross Bi-Weekly Base Pay such Participant has elected to contribute to the Plan; provided, however, that in the event the Participant’s pay less all applicable withholding and deductions is less than the amount of his or her elected contribution, the contribution shall be reduced so as not to exceed 100% of the Participant’s net pay. Payroll Withholding Contributions shall be withheld by the Company and forwarded to the Custodian Bank which shall utilize such contributions to purchase Company Shares for allocation to the Employee’s Account in accordance with the provisions of the Plan.

S.	“Plan” means the Comerica Incorporated First Amended and Restated Employee Stock Purchase Plan, the provisions of which are set forth herein.

T.	“Plan Administrator” means, unless determined otherwise by the Board or the Committee, the Director of Corporate Human Resources (or, if no individual is the Director of Corporate Human Resources, then the designated acting Director of Corporate Human Resources).

U.	“Plan Year” means the fiscal year on which the records of the Plan are kept which shall be the calendar year; provided, however, that the first Plan Year shall be the period commencing April 1, 1997 and ending December 31, 1997.

V.	“Reinvested Cash Dividends” means cash dividends paid on Company Shares allocated to a Participant’s Account which are utilized to purchase additional Company Shares for such Participant’s Account.

W.	“Retirement” has the meaning set forth in Section 4.4 hereof.

X.	“Section 16 Insider” means any Participant who is designated by the Company as a reporting person under Section 16 of the Exchange Act.

Y.	“Service Award” means a discretionary award, in the form of a Service Award Contribution, made by the Company in recognition of an Employee’s service to the Company.

Z.	“Service Award Contribution” means a discretionary contribution by the Company to be allocated to a Participant’s Account in recognition of an Employee’s service to the Company. The Service Award Contribution, net of any applicable withholding and deductions, shall be used to purchase Company Shares.

AA.	“Share Retention Contribution” means, subject to fulfillment of the requirements in Section 4.4 hereof, a contribution by the Company to be allocated to a Participant’s Account in a Plan Year equal to 5% of the amount of Payroll Withholding Contributions, Service Award Contributions and/or Other Permitted Contributions made to such Participant’s Account in the first of the two immediately preceding Plan Years as set forth in Section 4.4. Share Retention Contributions shall be utilized to purchase additional Company Shares for the Participant’s Account.

     2.2   Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Delaware shall be the controlling law in all matters relating to this Plan.

ARTICLE III.

PARTICIPATION

     3.1   Eligibility. Any person who is or becomes an Employee of the Company may commence participation in the Plan as of the first Entry Date subsequent to such individual’s date of hire.

     3.2   Enrollment. Participation in the Plan shall be accomplished by the Employee communicating verbal instructions to an interactive voice system. Payroll Withholding Contributions will commence as of the first pay period which begins not less than ten days following a Participant’s communication of instructions. Other Permitted Contributions will be made as soon as is administratively feasible following the Company’s receipt of instructions.

     3.3   Election Changes. A Participant may increase, decrease, cease or resume the amount of his or her Payroll Withholding Contributions by communicating further instructions to an interactive voice system. There shall be no limitation on the number of election changes a Participant may make, although election changes shall require two weeks’ prior notice before they become effective. A discontinuance of contributions in and of itself shall not constitute a withdrawal from the Plan.

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ARTICLE IV.

CONTRIBUTIONS

     4.1   Payroll Withholding Contributions. Any Payroll Withholding Contribution shall equal at least 0.5% but not exceed 100% of a Participant’s Bi-Weekly Base Pay net of all other applicable withholding and deductions. The Company shall remit these contributions to the Custodian Bank promptly.

     4.2   Other Permitted Contributions. A Participant may make Other Permitted Contributions in a single sum at such time or times permitted by the Committee.

     4.3   Matching Contributions. The Company shall make a Matching Contribution equal to 15% of the Payroll Withholding Contributions, Service Award Contributions and/or Other Permitted Contributions made by each Participant during any quarter, provided there have been no withdrawals from the Participant’s Account during such quarter. Matching Contributions will not be made with respect to Payroll Withholding Contributions, Service Award Contributions and/or Other Permitted Contributions made during any Plan Year which exceed $25,000. Matching Contributions will be made at the end of each calendar quarter and shall be net of all other applicable withholding and deductions. A Participant shall be eligible to receive a Matching Contribution if there have been no withdrawals during the preceding quarter even if the Participant’s employment terminated during such quarter for any reason.

     4.4   Share Retention Contributions. Subject to the conditions and limitations of this Section 4.4, the Company shall allocate Share Retention Contributions to Accounts of those Participants who qualify therefor. Subject to the conditions and limitations of this Section 4.4, a Participant shall qualify for Share Retention Contributions in a Plan Year equal to 5% of the amount of Payroll Withholding Contributions, Service Award Contributions and/or Other Permitted Contributions made to his or her Account during the first of the two immediately preceding Plan Years if the Participant is employed on the last day of such two-Plan-Year-period, and, during such two-Plan-Year-period, there has not been a withdrawal of any of the following:

A. Payroll Withholding Contributions, Service Award Contributions and/or Other Permitted Contributions made during such period;

B. Matching Contributions made with respect to Payroll Withholding Contributions, Service Award Contributions and/or Other Permitted Contributions made during such period;

C. Shares purchased with any contributions referred to in to Section 4.4 (A) or (B); or

D. Shares purchased with dividends paid with respect to any shares referred to in Section 4.4 (C).

Share Retention Contributions will not be made with respect to Payroll Withholding Contributions, Service Award Contributions and/or Other Permitted Contributions made during any Plan Year which exceed $25,000. Share Retention Contributions shall be made as soon as reasonably practicable after the first day of each Plan Year with respect to Payroll Withholding Contributions, Service Award Contributions and/or Other Permitted Contributions, if any, that were made for the first of the two immediately preceding Plan Years, provided that the Participant is employed on the last day of the second of such two preceding Plan Years (that is, the last day of the Plan Year immediately preceding the Plan Year in which such Share Retention Contribution is made) and further provided that the conditions of this Section 4.4 regarding no withdrawals have been satisfied. Notwithstanding anything in this Section 4.4 to the contrary, a Participant whose employment terminates by reason of Retirement, death or Disability prior to such date shall be eligible to receive a Share Retention Contribution for the immediately preceding Plan Year and for the Plan Year during which the Participant’s employment so terminates if and only if there have been no withdrawals during such two-Plan-Year-period. The Share Retention Contribution made on behalf of any such eligible terminated Participant with respect to the Plan Year in which such Participant’s employment so terminates shall be prorated based on the number of full calendar months during such final Plan Year that the Participant was employed. For purposes of this Section 4.4, a Participant’s employment shall be considered to have terminated by reason of Retirement if he or she terminates employment with eligibility for, and elects to commence receipt of, an early or normal retirement benefit under a tax-qualified defined benefit retirement plan maintained by the Company, and a Participant’s employment shall be considered to have terminated by reason of Disability if he or she terminates employment with eligibility for, and is awarded, disability benefits under a long-term disability plan maintained by the Company.1

     4.5   Service Award Contributions. The Company may make Service Award Contributions to the Accounts of those Employees whom it wishes to recognize for service to the Company. Service Award Contributions are made at the discretion of the Company. All Company Service Awards shall be made under this Plan through such Service Award Contributions.

     4.6   Assignment of Rights Under the Plan. A Participant’s Account shall not be assigned, by pledge or otherwise, or transferred, except by will, the laws of intestacy, or pursuant to Section 8.1 hereof.

     1 Please note that determination of disability and award of disability benefits may occur retroactively long after the Participant#s employment termination date and after the date that Share Retention Contribution determinations were otherwise made for the relevant Plan Year.

ARTICLE V.

ACQUISITION OF COMPANY SHARES

     5.1   Application of Current Contributions. As soon as reasonably practicable following its receipt of Payroll Withholding Contributions, Other Permitted Contributions, Service Award Contributions, Matching Contributions and Share Retention Contributions, the Custodian Bank shall purchase the maximum number of Company Shares that the funds allocated to each Participant’s Account may purchase at the then-prevailing market prices. Such purchases may be in the open market or directly from the Company. Company Shares so acquired shall be allocated to each Participant’s Account.

     5.2   Reinvested Cash Dividends. Any cash dividends paid on Company Shares allocated to any Participant’s Account shall be utilized by the Custodian Bank to purchase additional Company Shares at prices and in the manner specified above.

     5.3   Stock Certificates. Company Shares held under the Plan shall be held in book entry form, and the Custodian Bank or its nominee shall be identified as the owner thereof while such Company Shares remain in the Plan.

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ARTICLE VI.

RIGHTS WITH RESPECT

TO SHARES HELD IN PLAN

     All rights accruing to an owner of record of shares shall belong to and be vested in the Participant for whose Account Company Shares are being held by the Custodian Bank, including, without limitation, the right to receive all dividends payable in respect of such shares, the right to receive all notices of shareholders’ meetings and to vote, and to tender or refrain from tendering such shares in response to a tender offer.

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ARTICLE VII.

WITHDRAWALS FROM PLAN

     7.1   In-Service Withdrawals. A Participant may withdraw all or any portion of the balance of his or her Account from the Plan during the Participant’s employment. If the value of the Participant’s Account at the time the in-service withdrawal is requested is less than the value of ten Company Shares at such time, distribution will be made to the Participant in cash. Otherwise, the Participant may elect to receive a distribution in the form of cash or shares. Any brokerage commissions incurred in connection with the sale of shares to facilitate a distribution shall be charged to the Participant’s Account. A Participant shall not be entitled to receive a Matching Contribution with respect to any Payroll Withholding Contributions, Service Award Contributions and/or Other Permitted Contributions made during a quarter if the Participant has made an in-service withdrawal during the quarter.

     7.2   Termination Withdrawals. A Participant or his or her Beneficiary must submit an application to withdraw the balance of his or her account not later than ninety days after the Participant’s employment terminates due to death, Disability, Retirement, voluntary resignation, involuntary dismissal or any other reason, or within ninety days after the Participant or his or her representative receives notice that the Plan has terminated. A withdrawal application will be provided to the Participant or Beneficiary upon the occurrence of any of the aforementioned circumstances. The application must be returned to the Custodian Bank within ninety days of receipt. If the Custodian Bank does not receive a withdrawal application by the specified deadline, it will distribute the balance of the Participant’s Account to the Participant or his or her representative. If the value of the Participant’s Account at the time the termination withdrawal is requested is less than the value of ten Company Shares at such time, distribution will be made to the Participant in cash. Otherwise, the Participant may elect to receive a distribution in the form of cash or shares. Any brokerage commissions incurred in connection with the sale of shares to facilitate a distribution will be charged to the Participant’s Account. However, a distribution

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by the Company in the event a withdrawal request is not made within the ninety day period will be in the form of whole shares registered in the Participant’s name. In all cases, cash will be paid in lieu of fraction of shares.

     7.3   Special Rule Applicable To Section 16 Insiders. Except in the circumstances of death, Disability, Retirement or other termination of employment, a Section 16 Insider shall not be permitted to receive a cash distribution from the Plan, if, within the previous six months, he or she (or any other person whose transactions are attributed to the Section 16 Insider under Section 16 of the Exchange Act) either (i) acquired Company Shares in the open market or pursuant to a private transaction; or (ii) made an election under the Plan (or under any other Plan sponsored by the Company) that resulted in an acquisition of equity securities of the Company within the meaning of that term under Section 16 of the Exchange Act. The Committee or Plan Administrator may make such other rules as are necessary to comply with Section 16 of the Exchange Act, as amended from time to time.

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ARTICLE VIII.

MISCELLANEOUS PROVISIONS

     8.1   Designation of Beneficiary. In the case of any married Participant, the Participant’s spouse shall be the Beneficiary of the balance of the Participant’s Account in the event assets remain in such Account at the time of the Participant’s death unless the Participant has designated another individual as Beneficiary, and the Participant’s spouse has consented in writing to such designation. In the case of any unmarried Participant, the Beneficiary shall be those individual(s) designated by the Participant. Any designations of beneficiary other than a spouse must be made on a form which will be provided by the Company. The last form received by the Custodian Bank prior to a Participant’s death shall be the controlling form. The Company reserves the right to distribute the balance of a Participant’s Account to his or her estate notwithstanding the designation of a Beneficiary, if the Company is unable to locate the Beneficiary, a dispute arises among Beneficiaries or under any other circumstances the Company deems appropriate.

     8.2   Withholding of Taxes. The Company shall withhold from any amounts payable to the Participant all Federal, state, city, or other taxes as legally required by reason of Participant’s participation in this Plan.

     8.3   Expenses. All charges of the Custodian Bank, the cost of maintenance of the Accounts of Participants, the purchase of shares, and the cost of transferring shares to the Participants and Beneficiaries shall be borne by the Company; but brokerage charges involved in the sale of shares, if any, shall be added to the cost of the shares.

     8.4   Administration. The Plan shall be administered by the Board or a Committee designated by the Board. In addition, unless determined otherwise by the Board or Committee, the Plan Administrator shall handle the day-to-day administration of the Plan. The Plan Administrator may employ accountants, legal counsel and any other experts he or she deems advisable to assist in the administration of the Plan.

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     8.5   Compliance With Legal Requirements. The Company shall be bound by all applicable laws in operating this Plan and shall administer and interpret this Plan in accordance with legal requirements.

     8.6   Amendment and Termination. The Committee reserves the right to amend and/or restate the Plan at any time or to terminate the Plan.

ARTICLE IX.

EXECUTION

     By executing this Plan the Company signifies its adoption thereof, and the Custodian Bank signifies its acceptance of its responsibilities contained herein.

COMERICA INCORPORATED

By: /s/ James E. Lake James E. Lake Its: Senior Vice President and Director of Human Resources

COMERICA BANK AS CUSTODIAN BANK

By: /s/ Cheryl A. Derezinski Cheryl A. Derezinski Its: Senior Vice President

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